Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts:
Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com

Amy Wakeham, Investor Relations 858-882-6084 awakeham@leapwireless.com
Leap Announces Pricing of $1.1 Billion in Senior Secured Notes
SAN DIEGO — May 28, 2009 —Leap Wireless International, Inc. (NASDAQ:LEAP) today announced that its operating subsidiary, Cricket Communications, Inc., has priced its offering of $1.1 billion in aggregate principal amount of 7.750% senior secured notes due 2016, in an offering to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The issue price is 96.134% of the principal amount of the senior secured notes. The closing of the sale of the senior secured notes, which is subject to customary conditions, is expected to occur on June 5, 2009.
The notes will be guaranteed on a senior secured basis by Leap and certain of its indirect subsidiaries. The notes and the guarantees will be secured by liens on substantially all of the personal property of Leap, Cricket and the subsidiary guarantors.
The net proceeds from the offering (which are estimated to be approximately $1.042 billion, after discounts, commissions and estimated offering expenses) will be used to repay all amounts outstanding under Leap’s senior secured credit agreement, and in connection with such repayment Leap intends to terminate the revolving credit facility thereunder. Leap expects to use the remaining net proceeds, after such repayment and associated expenses, for general corporate purposes, which could include the expansion and improvement of its network footprint, acquisitions of additional spectrum or complementary businesses and, over the longer term, the deployment of next-generation network technology.
The senior secured notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of an offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Leap is a registered service mark of Leap Wireless International, Inc. Cricket is a registered trademark of Cricket Communications, Inc.
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